EXHIBIT (h)(20)

FORM OF RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT
  THIS AGREEMENT, dated as of, January 19, 2022 between the NEUBERGER BERMAN registered investment companies (“Registrant”), each on behalf of their current and any future series, listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and each series of VanEck ETF Trust (except such series listed on Schedule B which may be amended from time to time), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).
  WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
  WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
  WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
  WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.
  NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule.
 1. Terms of Investment.
(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows:
(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of transactions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than such percentage of the Acquired Fund’s total outstanding shares as the Acquired Fund shall establish, from time to time, which percentage may be amended, upon notification to the Acquiring Fund, in the sole discretion of the Acquired Fund) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets. This provision shall only apply in connection with any investment made by an Acquiring Fund in an Acquired Fund in excess of the limits in Section 12(d)(1)(A) of the 1940 Act.
(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(b) Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined by, but within the meaning of Section 2(a)(9), under the 1940 Act) that is: (i) a broker or dealer, (ii) a bank or bank holding company, or (iii) a futures commission merchant or a swap dealer, (collectively, “Affiliates”), will: (a) provide VanEck ETF Trust with a complete list of such Affiliates (“List of Affiliates”) at the time of its investment in the VanEck ETF Trust in excess of the limitations in Section 12(d)(1)(A); (b) provide VanEck ETF Trust with an updated List of Affiliates following any change to such list as soon as reasonably practicable after the change occurs; and
(c) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund. (c) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.
 2. Representations of the Acquired Funds.
  In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
 3. Representations of the Acquiring Funds.
  In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement. Additionally, an Acquiring Fund shall promptly notify an Acquired Fund: (i) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities; (ii) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities; (iii) where an Acquiring Fund and its Advisory Group (as defined in the Rule),individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities; and (iv) if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i).
 4. Indemnification.
(a) Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement. This Section shall survive any termination of this Agreement.
(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such

Acquired Fund pursuant to terms and conditions of this Agreement. This Section shall survive any termination of this Agreement.
 5. Notices.
  All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.
If to the Acquiring Fund:

Neuberger Berman Mutual Funds
c/o Mutual Fund Administration
1290 Avenue of the Americas
New York, NY 10104
Email: NB_Fund_of_Funds@nb.com

With a copy to:

Neuberger Berman -
General Counsel, Mutual Funds
1290 Avenue of the Americas
New York, NY 10104

If to the Acquired Fund:

VanEck Compliance Department
c/o Van Eck Associates Corporation
666 Third Avenue, 9th Floor
New York, NY 10017
Email: compliance@vaneck.com

With a copy to:

Van Eck Associates Corporation
Attn: Legal Dept.
666 Third Avenue, 9th Floor
New York, NY 10017
Email: legalnotices@vaneck.com

 6. Governing Law; Counterparts.
  (a) This Agreement will be governed by Delaware law without regard to choice of law principles.
  (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

 7. Term and Termination; Assignment; Amendment.
  (a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(b).
  (b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
  (c) This Agreement may not be assigned by either party without the prior written consent of the other.
  (d) This Agreement may be amended only by a writing that is signed by each affected party, except that Schedule B to this Agreement may be amended by the Acquired Funds, in their sole discretion, by providing notice to the Acquiring Funds in accordance with Section 5.
  (e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual series of the Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Fund(s).
  (f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual series of the Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Funds.
  (g) It is expressly agreed that the obligations of each Acquiring Fund, including its Registrant, shall not be binding upon any of the trustees, officers, agents or employees of such Registrant or upon the shareholders of any of the Acquiring Funds personally, but shall only bind the assets and property of such Registrant, as provided in its Trust Instrument. The execution and delivery of this Agreement have been authorized by the Trustees of such Registrant and this Agreement has been executed and delivered by an authorized officer of such Registrant acting as such. Neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VanEck ETF Trust
Signature	Name	Title

/s/ Laura I. Martínez	Laura I. Martínez	Vice President & Associate General Counsel

Acquiring Funds
NEUBERGER BERMAN ALTERNATIVE FUNDS
NEUBERGER BERMAN EQUITY FUNDS
NEUBERGER BERMAN INCOME FUNDS
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
NEUBERGER BERMAN ETF TRUST
(each on behalf of their series listed on Schedule A, severally and not jointly)

Signature	Name	Title
/s/ Brian Kerrane	Brian Kerrane	Vice President

SCHEDULE A
List of Acquiring Funds to Which the Agreement Applies

Neuberger Berman Alternative Funds, on behalf of each of its current and future series;
Neuberger Berman Equity Funds, on behalf of each of its current and future series;
Neuberger Berman Income Funds, on behalf of each of its current and future series;
Neuberger Berman Advisers Management Trust, on behalf of each of its current and future series;
and
Neuberger Berman ETF Trust, on behalf of each of its current and future series.

SCHEDULE B (as of December 31, 2021)
List of Series of VanEck ETF Trust to which the Agreement Does Not Apply
VanEck BDC Income ETF
VanEck CEF Muni Income ETF
VanEck Inflation Allocation ETF
VanEck Long/Flat Trend ETF
VanEck Muni Allocation ETF